Free Writing Prospectus dated March 31, 2022 Relating to Preliminary Pricing Supplement MSELN506-SX5E, dated
March 31, 2022; Registration Statement No. 333-259205; Filed pursuant to Rule 433

Royal Bank of Canada
Buffered PLUS Based on the Performance of the EURO STOXX 50® Index due November 5, 2024
Principal at Risk Securities
This document provides a summary of the terms of the Buffered PLUS. Investors must carefully review the accompanying preliminary pricing supplement referenced below, the prospectus supplement and the prospectus, and the “Risk Considerations” on the following page, prior to making an investment decision.
Summary Terms
Issuer:	Royal Bank of Canada
Underlying index:	EURO STOXX 50® Index (“SX5E”)
Stated principal amount:	$10 per Buffered PLUS
Issue price:	$10 per Buffered PLUS
Pricing date:	April 19, 2022
Original issue date:	April 22, 2022 (3 business days after the pricing date)
Maturity date:	November 5, 2024
Payment at maturity per Buffered PLUS[1]:
If the final index level is greater than the initial index level:
 $10 + $10 × leverage factor × underlying index return
In no event will the payment at maturity exceed the maximum payment at maturity.
If the final index level is less than or equal to the initial index level, but has decreased from the initial index level by no more than 10%:
$10
If the final index level is less than the initial index level and has decreased from the initial index level by more than 10%:
$10 + [$10 × (underlying index return + buffer amount)]
This amount will be less than the stated principal amount of $10, but will be at least $1.00. You will lose some or a significant portion of the principal amount if the final index level is less than the initial index level by more than 10%.

Buffer amount	10%
Underlying index return:	(final index level – initial index level) / initial index level
Initial index level:	The closing level of the underlying index on the pricing date
Final index level:	The closing level of the underlying index on the valuation date
Valuation date:	October 31, 2024, subject to adjustment for non-trading days and certain market disruption events
Leverage factor:	200%
Maximum payment at maturity:	$14.60 per Buffered PLUS (146.00% of the stated principal amount)
CUSIP/ISIN:	78016C622 / US78016C6223
Preliminary pricing supplement:	https://www.sec.gov/Archives/edgar/data/1000275/000114036122012340/brhc10035952_fwp.htm
Hypothetical Payout at Maturity1

Change in Underlying Index	Return on Buffered PLUS
+50.00%	46.00%
+40.00%	46.00%
+30.00%	46.00%
+23.00%	46.00%
+20.00%	40.00%
+10.00%	20.00%
+5.00%	10.00%
0.00%	0.00%
-10.00%	0.00%
-20.00%	-10.00%
-30.00%	-20.00%
-40.00%	-30.00%
-50.00%	-40.00%
-60.00%	-50.00%
-80.00%	-70.00%
-100.00%	-90.00%
Royal Bank of Canada has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC website at www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-688-2301.

Underlying Index
For more information about the underlying index, including historical performance information, see the accompanying preliminary pricing supplement.

1 All payments are subject to our credit risk

Risk Considerations
The risks set forth below are discussed in more detail in the “Risk Factors” section in the accompanying preliminary pricing supplement. Please review those risk factors carefully prior to making an investment decision.
Risks Relating to the Terms and Structure of the Buffered PLUS
•	The Buffered PLUS do not pay interest and provide a minimum payment at maturity of only 10% of your principal.
•	The appreciation potential of the Buffered PLUS is limited by the maximum payment at maturity.
•	The amount payable on the Buffered PLUS is not linked to the level of the underlying index at any time other than the valuation date.
•
The Buffered PLUS are subject to the credit risk of Royal Bank of Canada, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the Buffered PLUS

•	Investing in the Buffered PLUS is not equivalent to investing in the underlying index.
•	Governmental regulatory actions, such as sanctions, could adversely affect your investment in the Buffered PLUS.
•	Significant aspects of the tax treatment of the Buffered PLUS are uncertain.
Risks Relating to the Initial Estimated Value of the Buffered PLUS
•	The initial estimated value of the Buffered PLUS, which is expected to be between $9.11 and $9.61 per security, will be less than the price to the public.
•	Our initial estimated value of the Buffered PLUS is an estimate only, calculated as of the time the terms of the Buffered PLUS are set.
Risks Relating to the Secondary Market for the Buffered PLUS
•	The market price of the Buffered PLUS will be influenced by many unpredictable factors.
•	The Buffered PLUS will not be listed on any securities exchange and secondary trading may be limited.
Risks Relating to the Underlying Index
•	An investment in the Buffered PLUS is subject to risks relating to non-U.S. securities markets.
•	The Buffered PLUS will not be adjusted for changes in exchange rates.
•	Adjustments to the underlying index could adversely affect the value of the Buffered PLUS.
•	We have no affiliation with the index sponsor and will not be responsible for any actions taken by the index sponsor.
•	Historical levels of the underlying index should not be taken as an indication of its future levels during the term of the Buffered PLUS.
Risks Relating to Conflicts of Interest
•	Hedging and trading activity by us and our subsidiaries could potentially adversely affect the value of the Buffered PLUS.
•	Our business activities may create conflicts of interest.
•	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the Buffered PLUS, which may create a conflict of interest.

Tax Considerations
You should review carefully the discussion in the accompanying preliminary pricing supplement under the caption “Supplemental Discussion of U.S. Federal Income Tax Consequences” concerning the U.S. federal income tax consequences of an investment in the Buffered PLUS, and you should consult your tax adviser.